Exhibit 99.1
NEWS RELEASE
For further information contact
Richard Preckel, 636-733-1600
MAVERICK TUBE CORPORATION ANNOUNCES SHARE REPURCHASE RESULTS
ST. LOUIS, December 7, 2005 — Maverick Tube Corporation (NYSE:MVK) announced today that it has completed the previously announced repurchase of shares of Maverick common stock in connection with its $250 million convertible senior subordinated notes offering that closed in mid-November. Using all of the net proceeds of the offering, a total of 6,219,670 shares were repurchased at an average purchase price of $34.47 per share. Pursuant to prior board authorization, Maverick may repurchase up to $35 million of additional shares of common stock in the open market or through private transactions from time to time through March 31, 2006.
Maverick Tube Corporation is a St. Louis, Missouri, based manufacturer of tubular products in the energy industry for exploration, production, and transmission, as well as industrial tubing products (steel electrical conduit, HSS, standard pipe, pipe piling, and mechanical tubing) used in various applications.
This news release may contain forward-looking information that is based on assumptions that are subject to numerous business risks, many of which are beyond the control of the Company. There is no assurance that such assumptions will prove to be accurate. Actual results may differ from these forward-looking statements due to numerous factors, including those described under “Risk Factors” and elsewhere in Maverick’s Form 10-K for its year ended December 31, 2004.